Exhibit 10.5

ARCBEST CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Employees)

Participant:	First Name MI Last Name
Grant Date:	[ ]
Award Number:	[ ]
Restricted Stock Units Awarded:	[ ]

This Restricted Stock Unit Award Agreement (this “Agreement”) is dated as of this [   ] day of [   ] [   ] (the “Grant Date”), and is between ArcBest Corporation (the “Company”) and [First Name/MI//Last Name] (“Participant”).

WHEREAS, the Company, by action of the Board and approval of its shareholders established the ArcBest Corporation Ownership Incentive Plan (the “Plan”);

WHEREAS, Participant is employed by the Company or a Subsidiary and the Company desires to encourage Participant to own Common Stock for the purposes stated in Section 1 of the Plan;

WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Restricted Stock Unit Award (as defined below) granted to Participant by the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	Definitions

Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2.	Grant of Restricted Stock Units

On the Grant Date, the Company hereby grants to Participant an Award of [      ] Restricted Stock Units (the “Award”) in accordance with Section 9 of the Plan and subject to the conditions set forth in this Agreement and the Plan (as amended from time to time). Each Restricted Stock Unit subject to the Award represents the right to receive one Share (as adjusted from time to time pursuant to Paragraph 13 hereof and/or Section 13 of the Plan) upon the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan. By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such Plan may be amended from time to time).

In addition, Participant consents to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law, including, without limitation, documents pursuant or relating to any equity award granted to you under the Plan or any other current or future equity or other benefit plan of the Company (the “Company’s Equity Plans”). This consent shall be effective for the entire time that you are a participant in a Company Equity Plan.

Exhibit 10.5

3.	Vesting; Payment

(a)The Award shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. After the Grant Date, provided that Participant remains continuously employed by the Company through the fourth anniversary of the Grant Date (the “Normal Vesting Date”), the Award shall become vested with respect to 100% of the Restricted Stock Units on such Normal Vesting Date. In addition, prior to the Normal Vesting Date:

(i)the Award shall become vested with respect to 100% of the Restricted Stock Units on the date Participant first satisfies the requirements for Normal Retirement, as defined below, whether or not his actual retirement or separation from service has occurred on that date, and

(ii)on the first date on or after the first anniversary of the Grant Date on which Participant satisfies the requirements for Early Retirement, as defined below, whether or not actual retirement or separation from service has occurred on that date, the Award shall become vested with respect to the number of the Restricted Stock Units subject to the Award multiplied by a fraction, (A) the numerator of which is equal to the number of full months between such date and the Grant Date, and (B) the denominator of which is 48, and the Award shall continue to vest on the fifteenth day of each subsequent month with respect to an additional one-forty-eighth of the number of the Restricted Stock Units subject to the Award until the first day of the month in which the Normal Vesting Date occurs. In the month that the Normal Vesting Date occurs, all Units not previously vested shall become vested on the date of the month that corresponds to the Grant Date.

For purposes of this Agreement, the term “Normal Retirement” shall mean Participant’s retirement from active employment by or service with the Company or any Subsidiary on or after age 65.

For purposes of this Agreement, the term “Early Retirement” shall mean Participant’s retirement from active employment by or service with the Company or any Subsidiary on or after age 55 or greater, so long as Participant has, as of the date of such retirement, at least 10 years of service with the Company or any Subsidiary.

Restricted Stock Units that have vested and are no longer subject to a substantial risk of forfeiture are referred to herein as “Vested Units.” Restricted Stock Units that are not vested and generally remain subject to forfeiture are referred to herein as “Unvested Units.”

(b)The vesting period of the Award set forth in Paragraph 3(a) may be adjusted by the Compensation Committee (“Committee”) to reflect the decreased level of employment during any period in which Participant is on an approved leave of absence or is employed on a less than full time basis. Notwithstanding anything to the contrary in this Paragraph 3, the Award shall be subject to earlier acceleration of vesting and/or forfeiture and transfer as provided in this Agreement and the Plan. In no event may any adjustment under this paragraph delay the Settlement Date for any Award beyond the Normal Vesting Date or Separation of Service if earlier.

(c)Subject to Paragraph 3(d) below, on the Normal Vesting Date, or, if earlier, the date Participant’s employment with the Company terminates on or after he satisfied the requirements for accelerated vesting by virtue of qualifying for Normal Retirement or Early Retirement, other than

Exhibit 10.5

any termination for Cause (as defined below), Participant shall be entitled to receive one Share (subject to adjustment under Paragraph 13 hereof and/or Section 13 of the Plan) for each Vested Unit in accordance with the terms and provisions of this Agreement and the Plan. The Company will transfer such Shares to Participant or Participant’s designee subject to (i) Participant’s satisfaction of any required tax withholding obligations as set forth in Paragraph 6 and (ii) the restrictions, if any, imposed by the Company pursuant to Paragraph 14(f) or otherwise pursuant to the terms and conditions of the Plan and this Agreement.

(d)The date upon which Shares are to be issued under Paragraph 3(c) is referred to as the “Settlement Date.” The issuance of the Shares hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company. Fractional shares will not be issued pursuant to the Award.

Notwithstanding the above, prior to a Change in Control (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of Shares in respect of earned Vested Units, (ii) the Company shall not be obligated to deliver any Shares during any period when the Company determines that the delivery of Shares hereunder would violate any federal, state or other applicable laws, and (iii) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters. Any delay pursuant to 3(d)(ii) shall only be until such time that the Company determines that the delivery of shares would no longer violate any federal, state or other applicable law. Notwithstanding the delay for administrative or other reasons provided for in clauses (i) and (iii) above, in no event will such issuance of shares be delayed beyond the later of the end of the calendar year or the 15th day of the third month after the month in which the Settlement Date occurs, or such other time as permitted under Section 409A of the Code and the regulations thereunder without the imposition of any additional taxes under Section 409A of the Code.

Notwithstanding any other provision of the Plan or this Agreement, the Plan and this Agreement shall be construed or deemed to be amended as necessary to comply with the requirements of Section 409A of the Code to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan, and this Agreement and shall interpret the terms of the Plan and this Agreement consistently therewith. Under no circumstances, however, shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan or this Agreement, including any taxes, penalties or interest imposed under Section 409A of the Code.

4.	Status of Participant

Participant shall have no rights as a stockholder (including, without limitation, any voting rights with respect to the Shares subject to the Award and, except to the extent the Award is adjusted pursuant to Paragraph 13 hereof and/or Section 13 of the Plan, the right to receive any payments with respect to dividends or other distributions paid with respect to the Shares subject to this Award) with respect to either the Restricted Stock Units granted hereunder or the Shares underlying the Restricted Stock Units, unless and until such Shares are issued in respect of Vested Units, and then only to the extent of such issued Shares.

Exhibit 10.5

5.	Effect of Termination of Employment; Change in Control

(a)General. Except as provided in Paragraphs 5(c) or (d), upon a termination of Participant’s employment with the Company or any Subsidiary for any reason, the Unvested Units shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.

(b)Cause. Upon a termination of Participant’s employment with the Company or any Subsidiary for Cause (as defined below), all Vested Units and Unvested Units shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.

(c)Death; Disability. Upon a termination of Participant’s employment with the Company or any Subsidiary by reason of Participant’s death or Disability all Unvested Units shall vest as of the date of such termination of service and be issued as soon as administratively possible. For the purposes of this Agreement, the term “Disability” shall mean a condition under which Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(d)Change in Control. Upon a termination of Participant’s employment with the Company or any Subsidiary by the Company or any Subsidiary without Cause (as defined below) or by Participant for Good Reason (as defined below), in either case, within the 24-month period immediately following a Change in Control, all Unvested Units shall vest as of the date of such termination of employment and be issued as soon as administratively possible. For purposes of this Agreement, the term “Cause” shall mean (i) Participant’s gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary; (ii) Participant’s conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude; (iii) Participant’s engaging in any material act of theft or material misappropriation of Company property or (iv) Participant’s breach of the Company’s Code of Conduct as such code may be revised from time to time. For purposes of this Agreement, the term “Good Reason” shall mean (i) any material and adverse diminution in Participant’s title, duties, or responsibilities; (ii) a reduction in Participant’s base salary or employee benefits (including reducing Participant’s level of participation or target bonus award opportunity in the Company’s incentive compensation plans) or (iii) a relocation of Participant’s principal place of employment of more than 50 miles without the prior consent of Participant.

(e)Specified Employees. Notwithstanding anything in this Agreement to the contrary, with respect to any amounts that the Company determines to be deferred compensation within the meaning of Section 409A of the Code, if the Company determines that as of the Settlement Date

Participant is a “specified employee” (as such term is defined under Section 409A of the Code), any such Shares to be issued to Participant on a Settlement Date that occurs by reason of Participant’s

Exhibit 10.5

termination of employment with the Company other by reason of Participant’s death or Disability will not be issued to Participant until the date that is six months following the Settlement Date (or such earlier time permitted under Section 409A of the Code without the imposition of any accelerated or additional taxes under Section 409A of the Code).

6.	Withholding and Disposition of Shares

(a)Generally. Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b)Payment of Withholding Taxes. Prior to any event in connection with the Award that the Company determines may result in any domestic or foreign minimum statutory tax withholding obligation (i.e. federal, state, OASDI and HI and/or local) (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company. Participant and the Company agree that tax withholding required as a result of periodic vesting will be handled at the Company’s option by payroll deduction or such other means as the Company may establish or permit.

(i)By Withholding Shares. Unless Participant elects to satisfy the Tax Withholding Obligation by an alternative means in accordance with Paragraph 6(b)(ii), that occurs at the Settlement Date, Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to withhold on Participant’s behalf the number of Shares from those Shares issuable to Participant as a result of the occurrence of a Settlement Date as the Company determines to be sufficient to satisfy the Tax Withholding Obligation.

(ii)By Other Payment. At any time not less than five (5) business days before any Tax Withholding Obligation arising as a result of the Settlement Date, Participant may notify the Company of Participant’s election to pay Participant’s Tax Withholding Obligation by wire transfer, cashier’s check or other means permitted by the Company. In such case, Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a cashier’s check payable to the Company, Attn: Executive Benefits, at the address set forth in Paragraph 14(a), or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit. Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly may require the amount paid to the Company under this Paragraph 6(b)(ii) to be more than the minimum amount that may actually be due and that, if Participant has not delivered payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied in the manner specified in Paragraph 6(b)(i).

Exhibit 10.5

7.	Excess Parachute Payments

Notwithstanding anything in this Agreement to the contrary, if any of the payments in respect of this Award, together with any other payments to which Participant has the right to receive from the Company or any purchaser, successor, or assign, would constitute an “excess parachute payment” (as defined in Code Section 280G), a best-of-net calculation will be performed to determine whether change in control benefits due to the Participant should be reduced (so no excise tax will be imposed under 280G) or should be paid in full (with any excise tax to be paid in full by the Participant, with any such reduction first applied to payments pursuant to any Deferred Salary Agreement to which Participant is a party, then to payments pursuant to the 2012 Change in Control Plan, if applicable, and then to Awards of Restricted Stock Units under the Plan.

8.	Plan Controls

The terms of this Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise in this Agreement. The term “Section” generally refers to provisions within the Plan; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

9.	Limitation on Rights; No Right to Future Grants; Extraordinary Item

By entering into this Agreement and accepting the Award, Participant acknowledges that:

(a) Participant’s participation in the Plan is voluntary; (b) the value of the Award is an extraordinary item which is outside the scope of any employment contract with Participant; (c) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and Participant will not be entitled to compensation or damages as a consequence of Participant’s forfeiture as provided for in the Plan or this Agreement of any unvested portion of the Award for any reason; and (d) in the event that Participant is not a direct employee of Company, the grant of the Award will not be interpreted to form an employment relationship with the Company or any Subsidiary and the grant of the Award will not be interpreted to form an employment contract with Participant’s employer, the Company or any Subsidiary. The Company shall be under no obligation whatsoever to advise Participant of the existence, maturity or termination of any of Participant’s rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

10.	Committee Authority

Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this

Agreement shall be determined by the Committee in its sole and absolute discretion. Such decision by the Committee shall be final and binding.

11.	Transfer Restrictions

(a)General Restrictions. Any sale, transfer, assignment, encumbrance, pledge,

Exhibit 10.5

hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of (i) Unvested Units, (ii) Vested Units prior to the Settlement Date, or (iii) Shares subject to such Unvested Units or Vested Units shall be strictly prohibited and void; provided, however, Participant may assign or transfer the Award to the extent permitted under the Plan, provided that the Award shall be subject to all the terms and conditions of the Plan, this Agreement and any other terms required by the Committee as a condition to such transfer.

(b)Transfers by Covered Persons. If Participant is a “Covered Person” as defined in the ArcBest Corporation Stock Ownership Policy for Directors and Executives (the “Policy”) as amended from time to time, Participant agrees that he or she shall not sell or otherwise dispose or transfer any shares from this Award or any other Award except to the extent permitted by the Policy.

12.	Recoupment, Suspension or Termination of Award

Pursuant to Section 15 of the Plan, if at any time prior to Participant’s receipt of Shares pursuant to the Award an Authorized Officer reasonably believes that Participant may have committed an Act of Misconduct (as defined below), the Authorized Officer, the Committee or the Board may suspend Participant’s rights to vest in any Restricted Stock Units, and/or to receive payment for or receive Shares in settlement of Vested Units pending a determination of whether an Act of Misconduct has been committed. Further, in such event, except as otherwise provided by the Committee, (i) neither Participant nor Participant’s estate nor transferee will be entitled to vest in or have the restrictions on Unvested Units lapse, or otherwise receive payment or Shares in respect of Vested Units and (ii) Participant will forfeit all undelivered Vested and Unvested Units. In making such determination, the Committee or an Authorized Officer shall give Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Committee or an opportunity to submit written comments, documents, information and arguments to be considered by the Committee. Any dispute by Participant or other person as to the determination of the Committee must be resolved pursuant to Paragraph 14(j).

Further, except as otherwise provided by applicable law and in accordance with the ArcBest Recoupment of Incentive Compensation Policy adopted by the Board of Directors of the Company, Participant agrees that the Company may reduce or offset any payment due to Participant from the Company under this Agreement to recoup the repayment obligation set forth in this Section 12, and by accepting the grant of this Award, Participant consents to such reduction or offset. Such reduction or offset will be applicable to any Award granted, awarded, vested, made or earned during the three full fiscal years immediately prior to the fiscal year in which the Participant is found to have committed an Act of Misconduct.

For purposes of this Agreement, an “Act of Misconduct” means the Participant (i) has committed an act of (a) gross misconduct or fraud in the performance of Participant’s duties to the Company or any Subsidiary, (b) embezzlement, fraud, or dishonesty, (c) material theft or misappropriation of Company or Subsidiary property, (d) nonpayment of any obligation owed to the Company or any Subsidiary, (e) breach of fiduciary duty, (f) violation of Company ethics policy or code of conduct, or (g) deliberate disregard of Company or Subsidiary rules; (ii) is convicted of or enters a guilty plea or plea of nolo contendere with regard to any felony or act of moral turpitude; (iii) makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information; (iv) solicits any employee or service provider to leave the employ or cease providing

Exhibit 10.5

services to the Company or any Subsidiary; (v) breaches any intellectual property or assignment of inventions covenant; (vi) engages in any conduct constituting unfair competition or breaches any noncompetition agreement; (vii) induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary; or (viii) induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship.

13.	Adjustment of and Changes in the Stock

In the event that the number of Shares increases or decreases through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), or otherwise, the Committee shall equitably adjust the number of Shares subject to this Award to reflect such increase or decrease.

14.	General Provisions

(a)Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Any notice given by the Company to Participant directed to Participant at Participant’s address on file with the Company shall be effective to bind Participant and any other person who shall have acquired rights under this Agreement. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company in person or by mail shall be addressed as follows:

Company:	ArcBest Corporation
Attn: Manager, Compensation and Executive Benefits
P.O. Box 10048
Fort Smith, AR 72917-0048
Fax: (479) 494-6770

(b)No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

(c)Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Award pursuant to the express provisions of this Agreement.

(d)Entire Contract. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and

Exhibit 10.5

provisions of the Plan.

(e)Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

(f)Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such shares.

(g)Information Confidential. As partial consideration for the granting of the Award, Participant agrees that he or she will keep confidential all information and knowledge that Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. Nothing in this Agreement will prevent Participant from: (A) making a good faith report of possible violations of applicable law to any governmental agency or entity or (B) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent Participant from making a disclosure that: (1) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may make disclosures without violating this Section 14(g) to the attorney of the individual and use such information in the court proceeding.

(h)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by Participant.

(i)Governing Law. Except as may otherwise be provided in the Plan, the provisions of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

Exhibit 10.5

(j)Arbitration of Disputes. Pursuant to Section 22 of the Plan, Participant hereby agrees as follows:

(i)If Participant or Participant’s transferee wishes to challenge any action of the Committee or the Plan Administrator, the person may do so only by submitting to binding arbitration with respect to such decision. The review by the arbitrator will be limited to determining whether Participant or Participant’s transferee has proven that the Committee’s decision was arbitrary or capricious. This arbitration will be the sole and exclusive review permitted of the Committee’s decision. Participant explicitly waives any right to judicial review.

(ii)Notice of demand for arbitration will be made in writing to the Committee within thirty (30) days after written notice to Participant of the applicable decision by the Committee. The arbitrator will be selected by mutual agreement of the Committee and Participant. If the Committee and Participant are unable to agree on an arbitrator, the arbitrator will be selected by the American Arbitration Association. The arbitrator, no matter how selected, must be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association. The arbitrator will administer and conduct the arbitration pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side will bear its own fees and expenses, including its own attorney’s fees, and each side will bear one half of the arbitrator’s fees and expenses; provided, however, that the arbitrator will have the discretion to award the prevailing party its fees and expenses. The arbitrator will have no authority to award exemplary, punitive, special, indirect, consequential, or other extra contractual damages. The decision of the arbitrator on the issue(s) presented for arbitration will be final and conclusive and any court of competent jurisdiction may enforce it.

(k)Section 409A of the Code. This Award is intended to comply, to the extent applicable, with the distribution and other requirements of Section 409A of the Code and, as such, shall be interpreted in a manner consistent therewith. Notwithstanding anything herein or in the Plan to the contrary, the Company may, in its sole discretion, amend this Award (which amendment shall be effective upon its adoption or at such other time designated by the Company) as may be necessary to avoid the imposition of the additional tax under Section 409A of the Code or otherwise comply with Section 409A and the regulations thereunder; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of this Award as in existence immediately prior to any such amendment.

(l)Board Policies and Guidelines. Participant acknowledges that this Award is subject to certain policies and guidelines as may be from time to time enacted by the Board of Directors of the Company including the ArcBest Recoupment of Incentive Compensation Policy adopted by the Board of Directors of the Company.

Exhibit 10.5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARCBEST CORPORATION

By:
Judy R. McReynolds
Chairman, President and CEO

PARTICIPANT:

[First Name/MI/Last Name]

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